                                               FILING PURSUANT TO RULE 424(B)(2)
                                            REGISTRATION STATEMENT NO. 333-41262


                              PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 12, 2000)


                                 699,432 SHARES

                               FATBRAIN.COM, INC.


                                  COMMON STOCK

                       -----------------------------------

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

PLAN OF DISTRIBUTION

     We are offering 582,860 shares of our common stock to an institutional investor pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $3.4314 per share. The $3.4314 purchase price reflects the recent volume weighted average price of our common stock on the Nasdaq National Market (subject to a previously negotiated threshold price), net of an 8% discount. In connection with this transaction, we are offering warrants to purchase 116,572 shares of our common stock to this same institutional investor. The warrants have an exercise price of $3.7745, which reflects 110% of the $3.4314 purchase price of the common stock. We will not pay any other compensation in conjunction with this sale of our common stock. We have agreed to indemnify this institutional investor against liabilities, including liabilities under the Securities Act of 1933.

USE OF PROCEEDS

     The net proceeds to us from this offering will be approximately $2,000,000. We plan to use the net proceeds for general corporate purposes, including:

     -    repaying our obligations as they become due; and

     -    working capital.

     Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

MARKET FOR OUR COMMON STOCK

     On August 18, 2000, the last reported sales price of our common shares on the Nasdaq National Market was $3.375 per share. Our common stock is listed on the Nasdaq National Market under the symbol "FATB". The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

     As of August 18, 2000 and before the issuance of shares pursuant to this prospectus supplement, we have 13,060,475 shares of common stock outstanding.

GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

           The date of this prospectus supplement is August 22, 2000.


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SUBJECT TO COMPLETION, DATED JULY 12, 2000

PRELIMINARY PROSPECTUS

                               [FATBRAIN.COM LOGO]

                               FATBRAIN.COM, INC.

                                  Common Stock

                        Warrants to Purchase Common Stock

                                -----------------

        We may from time to time sell up to $20,000,000 in the aggregate of:

               -  shares of our common stock, par value $0.001 per share; and

               -  warrants to purchase our common stock.

        We will provide specific terms for the sale of the common stock in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Our common stock is traded on the Nasdaq National Market under the symbol "FATB." On July 6, 2000, the closing price of one share of our common stock was $6 7/8.

                                -----------------

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                -----------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the agents or underwriters and any applicable fees, commissions or discounts.

        This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

        The date of this prospectus is July 12, 2000.

                                -----------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                -----------------
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
                                TABLE OF CONTENTS

                                                                                   PAGE

About this Prospectus.......................................................         3
The Company.................................................................         3
Risk Factors................................................................         3
Use of Proceeds.............................................................        13
Dividend Policy.............................................................        13
General Description of Securities...........................................        13
Description of Warrants.....................................................        13
Plan of Distribution........................................................        14
Legal Matters...............................................................        15
Experts.....................................................................        15
Where You Can Find More Information.........................................        16
Statements Regarding Forward-Looking Information............................        17



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                                -----------------

                              ABOUT THIS PROSPECTUS

        Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Fatbrain" refer to Fatbrain.com, Inc., a Delaware corporation. Fatbrain and the Fatbrain logo are our registered trademarks. Other trademarks and trade names appearing in this prospectus are the property of their holders.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $20,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Commission's web site or at the Commission's offices mentioned under the heading "Where You Can Find More Information."


                                   THE COMPANY

        We were incorporated in November 1994. We are the leading online retailer of information resources singularly focused on technical and business professionals. In addition to our product offerings, our online store features authoritative and compelling content, competitive pricing, an easy-to-use navigational interface and a variety of value-added services. We also operate two physical retail stores that complement our online business by generating increased online traffic and creating cross-promotional opportunities. We recently introduced eMatter, a secure digital publishing solution that allows authors and publishers to publish and sell their works online, providing a global distribution channel for works of all kinds, including books, magazines and articles. Our principal executive offices are located at 2550 Walsh Avenue, Santa Clara, California 95051, and our telephone number is (408) 845-0100.


                                  RISK FACTORS

        An investment in the securities involves a high degree of risk. You should carefully consider the information contained under the heading "Risk Factors" in the applicable supplement to this prospectus before investing in our common stock or warrants to purchase our common stock. Our business and results of operations could be seriously harmed by any of the risks described in the applicable supplement to this prospectus. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAY PREVENT US FROM ACHIEVING SUCCESS IN OUR BUSINESS

We were incorporated in November 1994 to develop an online retail strategy, and we began selling information resources, initially consisting of technical books, through our online store on the World Wide Web, or the Web, in February 1996. We expanded our product offerings to include training materials in January 1998, corporate documentation in May 1998 and professional resources for the engineering, science, mathematics and financial services industries in March 1999. We introduced eMatter, a secure digital publishing technology that allows authors and publishers to publish and sell works online, in October 1999. More recently, we have introduced


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our Information Exchange product suite, as well as information resources for the medical and biotechnology industries. In March 2000, we launched MightyWords, a subsidiary created to take advantage of the mass market opportunities presented by the eMatter digital publishing initiative. As a result, we have a very limited operating history from which to evaluate our business and prospects.

        Our prospects must be considered in light of the risks, expenses and uncertainties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets, including electronic commerce. These risks may include:

        ~       an evolving and unpredictable business model;

        ~       management of an expanding business;

        ~       fluctuations in sales and seasonality;

        ~       entry into new business areas;

        ~       competition;

        ~       need for additional personnel and dependence on key personnel;

        ~       limitations on our ability to establish and expand our brand;
                and

        ~       capacity constraints and system failures.

        To address these risks, we must, among other things:

        ~ implement and successfully execute our business and marketing strategy;

        ~       maintain and increase our customer base;

        ~ continue to develop and upgrade our technology and transaction-processing systems; ~ improve our online store;

        ~       provide superior customer service and order fulfillment;

        ~       respond to competitive developments; and

        ~       attract, retain and motivate qualified personnel.

We may not successfully address these challenges and the failure to do so could seriously harm our business, financial condition, operating results and cash flows.

WE HAVE INCURRED LOSSES AND WE EXPECT FUTURE LOSSES

        Since inception, we have incurred significant net operating losses and expect to incur additional net operating losses for the foreseeable future. We may not achieve profitability and if achieved, profitability may not be sustained. As of April 30, 2000, we had an accumulated deficit of $57.1 million. We believe that our success will depend in large part on our ability to:

        ~ integrate our Information Exchange suite of products into our business;

        ~       enhance our customers' online shopping experience;

        ~ expand corporate relationships and establish and utilize supplier relationships;

        ~       build brand awareness;

        ~       capitalize on the market for information resources;

        ~       maintain our technology focus and expertise; and

        ~ expand our expertise in the engineering, science, mathematics, financial services, medical and biotechnology industries.

        As a result, we intend to invest heavily in our direct sales and telesales organizations, systems and infrastructure development, and marketing and promotion. These expenditures may not result in increased revenues or customer growth. Additionally, while in recent periods we have experienced significant growth in revenues, our customer base and repeat customer revenue, these growth rates are not sustainable. These growth rates will decrease in the future and are not indicative of actual growth rates that we may experience.


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        Our quarterly operating results are volatile and future operating results remain uncertain.

        Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. Our future quarterly operating results may vary significantly due to a variety of factors, many of which are outside our control. Factors that could affect our quarterly operating results include:

        ~       our ability to establish and expand brand awareness;

        ~ our ability to retain existing customers, attract new customers and continuously improve customer satisfaction;

        ~       our ability to manage inventory and fulfillment operations;

        ~       our ability to sustain or improve gross margin levels;

        ~ the announcement or introduction of new online stores, services and products by us or our competitors;

        ~       price competition or higher wholesale prices in the industry;

        ~ the level of usage of and commerce on the Internet and online services generally;

        ~ our ability to upgrade and develop our systems and infrastructure in a timely and effective manner;

        ~       technical difficulties, system downtime or Internet brownouts;

        ~ the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

        ~       the introduction of new product lines, including eMatter; and

        ~       governmental regulation.

        We are unable to accurately forecast our future revenues because of our limited operating history and the emerging nature of the markets in which we compete. Revenues and operating results generally depend on the volume of, timing of and ability to fulfill orders received. These factors have historically been, and are likely to continue to be, difficult to forecast. Our current and future expense levels are based largely on our operating plans and estimates of future revenues and are, to a large extent, fixed. We may be unable to adjust spending sufficiently quickly to compensate for any unexpected revenue shortfall. As a result, any significant shortfall in revenues in relation to our planned expenditures could seriously harm our business, financial condition, operating results and cash flows. Further, we may, from time to time, make selected pricing, product, service or marketing decisions as a strategic response to changes in the competitive environment. These changes could also seriously harm our business, financial condition, operating results and cash flows.

        Further, we have, in the past, experienced seasonality in our business, and we expect that we will continue to experience seasonality in the future. Internet usage and the amount of purchases from individual and corporate consumers tend to decline during August, November and December. During these times professionals are either absent from the workplace, on vacation or experience a holiday closure at their company. Our results in future quarters may be negatively affected by seasonal trends.

        Due to the foregoing factors, we cannot predict with any significant degree of certainty our quarterly revenue and operating results. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance. It is likely that in one or more future quarters our results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock could be seriously harmed.

THE RISKS AND EXPENSES ASSOCIATED WITH NEW PRODUCT OFFERINGS MAY HARM OUR
BUSINESS

        For the three months ended April 30, 2000 approximately 90% of our online revenues were derived from sales of books. We recently expanded our product offerings to include our Information Exchange suite of products and resource materials for professionals in the medical and biotechnology industries, and future revenues from these new product offerings are difficult to forecast. The lack of market acceptance for these efforts or our inability to generate satisfactory revenues from such expanded services or products to offset related increased costs could seriously harm our business, financial condition, operating results and cash flows.

        In addition, we may choose to further expand our operations by promoting new or complementary products and expanding the breadth and depth of products and services offered. We may decide to utilize third-party

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relationships to extend our brand or establish additional co-branded online stores. We may pursue the acquisition of new or complementary businesses, products or technologies. However, we have no present commitments or agreements for any material acquisitions or investments. We may not be able to expand our product offerings and related operations in a cost-effective or timely manner. These efforts may fail to increase online traffic and purchases from our online or physical retail stores or to increase our overall market acceptance. Furthermore, any new business or online store launched by us that is not favorably received by individuals, corporate customers or their employees or constituents could damage our reputation or the Fatbrain.com brand. Expansion of our operations in this manner would also require significant additional expenses and development, operations and editorial resources. These efforts may strain our management, financial and operational resources.

        We recently introduced eMatter, a secure digital publishing technology which allows authors and publishers to publish and sell works online. Future revenues from this new product are difficult to forecast. Further, the development and expansion of eMatter requires additional expenses and the diversion of resources. The lack of market acceptance for eMatter or our inability to generate satisfactory revenues from eMatter to offset related increased costs could seriously harm our business, financial condition, operating results and cash flows.

OUR MARKETS ARE HIGHLY COMPETITIVE

        The electronic commerce market is new, rapidly evolving and intensely competitive. The market for information resources is more mature but also intensely competitive. The electronic publishing market is also new and rapidly evolving. We expect competition to continue to intensify in the future. We currently or potentially compete with a variety of companies. These competitors include:

        ~ a significant number of traditional retail and online bookstores, including Amazon.com, Barnesandnoble.com, Borders Group, Inc. and other vendors of books, training products and product manuals;

        ~ various computer super-stores that carry related technical information resources at retail locations, in catalogs and over the Internet;

        ~ a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce and other companies with substantial customer bases in the computer and other technical and professional fields; and

        ~ with respect to MightyWords, 1stBooks, Books24x7, iUniverse.com, netLibrary, PublishOne and a variety of self-publishing and e-publishing sites.

We believe that the principal competitive factors on which we compete in our markets include:

        ~       brand recognition;

        ~       selection, personalized services and overall customer service;

        ~       convenience and accessibility;

        ~       price;

        ~       quality of search tools;

        ~       quality of editorial and other site content; and

        ~       reliability and speed of fulfillment.

We may not be able to maintain a competitive position against current or future competitors as they enter the markets in which we compete. This is true particularly with respect to competitors with longer operating


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histories, larger customer bases and greater financial, marketing, service, support, technical and other resources than us. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Some of our competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than we can. Our failure to maintain a competitive position within our markets could seriously harm our business, financial condition, operating results and cash flows.

        In addition, increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We may from time to time make selected pricing, service or marketing decisions or acquisitions as a strategic response to changes in the competitive environment. These actions could result in reduced margins or otherwise seriously harm our business, financial condition, operating results and cash flows.

        Further, new technologies and the expansion of existing technologies may increase the competitive pressure we experience. For example, applications that select specific titles from a variety of Web sites may channel customers to online booksellers that are our competitors. Companies that control access to transactions through a network or Web browsers could also promote our competitors or charge us a substantial fee for inclusion. In addition, vendors of information resources such as technology based training materials could provide direct access to training programs online.

WE MUST MANAGE OUR GROWTH AND EXPANSION

        We have rapidly expanded our operations and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities. Specifically, we expect to significantly increase our direct corporate and telesales organization and marketing initiatives. This expansion has placed, and future expansion is expected to place, a significant strain on our management, operational and financial resources. In addition, the introduction and development of eMatter is anticipated to divert management attention and resources. Our management will be required to maintain and expand our relationships with:

        ~       various suppliers and freight companies;

        ~       other Web sites and other Web service providers;

        ~       internet and other online service providers; and

        ~       other third parties necessary to our business.

        Our new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated and we expect to add additional key personnel in the near future. To manage the expected growth of our operations and personnel, we will need to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base. We will also need to expand our finance, administrative and operations staff.

        Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations. Further, management may be unable to attract, retain, motivate and manage required personnel or to successfully identify, manage and exploit existing and potential market opportunities. If we are unable to manage growth effectively, our business, financial condition, operating results and cash flows could be seriously harmed.

CAPACITY CONSTRAINTS AND OUR RELIANCE ON INTERNALLY DEVELOPED SYSTEMS COULD AFFECT OUR BUSINESS

        A key element of our strategy is to generate a high volume of traffic on, and use of, our online store. As a result, the satisfactory performance, reliability and availability of the online store, transaction-processing systems and network infrastructure are critical to our reputation. These factors are similarly critical to our ability to attract and retain customers and maintain adequate service and customer support levels. Our revenues depend on the number of visitors who shop at our online store and the volume of orders we fulfill. Any system interruptions that cause our online store to be unavailable or impair order fulfillment performance would reduce the volume of goods


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sold and the attractiveness of our product and service offerings. We have experienced periodic system interruptions, which we believe will continue to occur from time to time. If there is a substantial increase in the volume of traffic on our online store or the number of orders placed by customers, we will need to expand and further upgrade our technology, transaction-processing systems and network infrastructure. We may be unable to accurately project the rate or timing of increases, if any, in the use of our online store or timely expand and upgrade our systems and infrastructure to accommodate such increases.

        We use an internally developed system, which is supplemented by commercially available licensed technology, for:

        ~       our online store;

        ~       our search engine;

        ~       our secure digital publishing channel for eMatter; and

        ~ substantially all aspects of our transaction processing systems, including order management, cash and credit card processing, purchasing, inventory management and shipping.

        We intend to upgrade and expand our transaction-processing systems and to integrate newly developed and purchased modules with our existing systems in order to improve our accounting, control and reporting methods and support increased transaction volume. We may be unable to add additional software and hardware or to develop and further upgrade our existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic through our online store or increased sales volume. Any inability to do so may result in:

        ~       unanticipated system disruptions;

        ~       slower response times;

        ~       degradation in levels of customer service;

        ~       impaired quality and speed of order fulfillment; and

        ~       delays in reporting accurate financial information.

        We may be unable in a timely manner to effectively upgrade and expand our transaction-processing system or to smoothly integrate any newly developed or purchased modules with our existing systems. Any inability to do so could seriously harm our business, financial condition, operating results and cash flows.

WE MUST ATTRACT ADDITIONAL PERSONNEL

        Our future success depends on our ability to attract, retain and motivate highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, particularly in the San Francisco Bay area, where our headquarters are located. As a result, we may be unable to successfully attract, assimilate or retain qualified personnel. We have encountered difficulties in attracting a sufficient number of qualified software developers for our online store and transaction-processing systems. Further, we may be unable to retain those developers we currently employ or attract additional developers. The failure to retain and attract the necessary personnel could seriously harm our business, financial condition, operating results and cash flows.

CHANGES IN STATE SALES AND OTHER TAX COLLECTION REGULATIONS COULD HARM OUR BUSINESS

        We do not currently collect sales or other similar taxes for shipments of goods into states other than California and Kentucky. However, one or more states or foreign countries may seek to impose sales tax collection obligations on out-of-state or foreign companies which engage in electronic commerce. In addition, any new operations we establish in states outside California and Kentucky could subject shipments into these states to state sales taxes. A successful assertion by one or more states or any foreign country that we should collect sales or other similar taxes on the sale of merchandise could seriously harm our business, financial condition, operating results and cash flows.


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SYSTEM FAILURES COULD HARM OUR BUSINESS

        Our success, in particular our ability to successfully receive and fulfill online orders and provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of our computer and communications hardware is currently located at a single leased facility in Santa Clara, California. We have experienced minor and infrequent system interruptions in the past. We do not presently have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could seriously harm our business, financial condition, operating results and cash flows.

OUR SYSTEMS AND OPERATIONS ARE VULNERABLE TO DAMAGE OR INTERRUPTION FROM A NUMBER OF SOURCES, INCLUDING:

        ~       fire;

        ~       flood;

        ~       power loss or telecommunications failure;

        ~       break-ins; and

        ~       earthquake and similar events.

WE RELY ON SELECTED SUPPLIERS

        For the three months ended April 30, 2000, we purchased approximately 34% of our products from Ingram Book Company and 20% of our products from Pearson Education Division. We rely to a large extent on rapid fulfillment from Ingram, Pearson and other vendors. We generally have no commitments or arrangements with any of our vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. Our current vendors may not continue to sell merchandise to us on current terms. In addition, we may be unable to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If we were unable to develop and maintain relationships with vendors that would allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, our business, financial condition, operating results and cash flows could be seriously harmed.

WE DEPEND ON KEY PERSONNEL

        Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel. The loss of the services of any of our executive officers or other key employees could seriously harm our business, financial condition, operating results and cash flows.

        We have entered into employment agreements with several members of our senior management, including:

        ~       Mr. Capovilla, our President and Chief Executive Officer; and

        ~       Mr. Orumchian, our Executive Vice President of Product
                Development.

        Each employment agreement specifies the officer's base salary and general employee benefits, including acceleration of a portion of the employee's common stock option vesting.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL SALES

        For the three months ended April 30, 2000, international sales accounted for approximately 12% of our online revenue. We expect that our percentage of online revenue from international markets will continue to represent a significant portion of our total revenue. Our international business activities are subject to a variety of potential risks, including the adoption of laws, political and economic conditions and actions by third parties that would restrict or eliminate our ability to do business in some jurisdictions. Although we currently transact business


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in U.S. dollars, to the extent that we determine to transact business in foreign currencies, we will become subject to the risks attendant to transacting in foreign currencies, including potential adverse effects of exchange rate fluctuations.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED

        We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. Further, we rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We pursue the registration of our trademarks and service marks in the U.S. and internationally, and have applied for the registration of selected trademarks and service marks. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. While we attempt to ensure that the quality of our brand is maintained by our licensees, our licensees may take actions that could seriously harm the value of our proprietary rights or reputation and in turn our business, financial condition, operating results and cash flows. The steps we have taken to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights.

WE MAY BE FOUND TO INFRINGE PROPRIETARY RIGHTS OF OTHERS

        Other parties may assert infringement claims against us. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are not currently aware of any legal proceedings pending or threatened against us. In addition, we display reviews and articles on technical subjects in our online store. Some reviews and articles may be copyrighted and we may not have explicit permission from the author for use of such intellectual property. The authors may assert infringement claims against us. If a claim is asserted alleging that we have infringed the proprietary rights of a third party, we may be required to seek licenses to continue to use this intellectual property. The failure to obtain the necessary licenses or other rights at a reasonable cost could seriously harm our business, financial condition, operating results and cash flows.

RISKS RELATED TO OUR INDUSTRY

WE DEPEND ON THE CONTINUED GROWTH OF ELECTRONIC COMMERCE

        Our future revenues and profits, if any, substantially depend upon the acceptance and use of the Internet and other online services as an effective medium of commerce by our target customers. Rapid growth in the use of and interest in the Internet, the Web and online services is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. Our target customer has historically used traditional means of commerce to purchase information resources. For us to be successful, these customers must accept and utilize our online store to satisfy their information resource needs.

        In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and of us in particular. If any of the foregoing events occur our business, financial condition, operating results and cash flows could be seriously harmed.


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

WE MUST RESPOND TO RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS

        To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online operations. The Internet and the electronic commerce industry are characterized by:

        ~       rapid technological change;

        ~       changes in user and customer requirements and preferences;

        ~ frequent new product and service introductions embodying new technologies; and

        ~       the emergence of new industry standards and practices.

        The evolving nature of the Internet could render our existing online store and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

        ~       license leading technologies useful in our business;

        ~       enhance our existing services;

        ~ develop new services and technology that address the increasingly sophisticated and varied needs of our current and prospective customers; and

        ~ respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

        The development of our Web site and other proprietary technology entails significant technical and business risks. We may not successfully use new technologies effectively or adapt our online store, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner, in response to changing market conditions or customer requirements, our business, financial condition, operating results and cash flows could be seriously harmed.

SECURITY BREACHES OF THIRD-PARTY TECHNOLOGY COULD AFFECT OUR BUSINESS

        A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, including customer credit card numbers. If any compromise of our security were to occur, it could expose us to a risk of loss or litigation and possible liability, as well as seriously harm our reputation, business, financial condition, operating results and cash flows. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms used by us to protect customer transaction data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches.

        Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. If these concerns limit or reduce the use of the Internet as a means of conducting commercial transactions, our business, financial condition, operating results and cash flows could be seriously harmed.

WE MAY FACE INCREASED GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

        We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to electronic commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in connection with the Internet, relating to:

        ~       user privacy;

        ~       pricing;

        ~       content;

        ~       copyrights;

        ~       distribution; and

        ~       characteristics and quality of products and services.

        Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business, or otherwise seriously harm our business. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. If any of these changes were to occur our business, financial condition, operating results and cash flows could be seriously harmed.

        As our service is offered over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of these states and foreign countries. The failure by us to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that the governments of other states and foreign countries also might attempt to regulate the content of our online store or prosecute us for violations of their laws. Violations of local laws may be alleged or charged by state or foreign governments. Further, we might unintentionally violate these laws and these laws may be modified and new laws may be enacted in the future.

        In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. The growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service. As a result, local exchange carriers have petitioned the Federal Communications Commission to regulate Internet Service Providers in a manner similar to long distance telephone carriers and to impose access fees on Internet Service Providers. If any effort to increase regulation of Internet Service Providers is successful, the expense of communicating on the Internet could increase substantially, potentially slowing the growth in the use of the Internet. Any new legislation or regulation or application or interpretation of existing laws could seriously harm our business, financial condition, operating results and cash flows.

OUR STOCK PRICE MAY BE VOLATILE

        The trading prices of our common stock may be subject to wide fluctuations in response to a number of factors, some of which are beyond our control, including:

        ~       actual or anticipated variations in quarterly operating results;

        ~ announcements of technological innovations or new products or services by us or our competitors;

        ~       changes in financial estimates by securities analysts;

        ~ conditions or trends in the Internet and electronic commerce industries;

        ~ announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

        ~       additions or departures of key personnel.

        In addition, stock markets in general and the market for Internet-related and technology companies in particular, have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of the securities of many high technology companies for reasons frequently unrelated to the operating performance of specific companies. These broad market fluctuations could aversely affect the market price of our common stock. In addition, in the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If this type of litigation were instituted against us, it could result in substantial costs and a diversion of management's attention and resources, which could seriously harm our business, financial condition, operating results and cash flows.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS

        Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be seriously harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a third party from acquiring us without further action by our stockholders. We have no present plans to issue shares of preferred stock. Further, selected provisions of our Second Amended and Restated Certificate of Incorporation and Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.


                                 USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the Securities offered under this prospectus will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, acquisitions and the repayment or refinancing or our indebtedness. When a particular series of Securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the Securities. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.


                                 DIVIDEND POLICY

        We have never paid any cash dividends on our common stock. We anticipate that we will continue to retain any earnings for use in the operation of our business and we do not currently intend to pay dividends.


                        GENERAL DESCRIPTION OF SECURITIES

        We may, directly or through agents, dealers, or underwriters designated from time to time, offer, issue and sell, together or separately, up to $20,000,000 in the aggregate of:

        ~       shares of our common stock, par value $0.001 per share; and

        ~ warrants to purchase our common stock, or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

        The common stock and the warrants are collectively referred to herein as the "securities."

                             DESCRIPTION OF WARRANTS

        The warrants may be issued independently or together with any common stock and may be attached to or separate from such securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the prospectus supplement relating to warrants begin offered pursuant thereto. As of the date hereof, we have not issued any warrants pursuant to this prospectus.

TERMS OF THE WARRANTS

        The applicable prospectus supplement will describe the terms of the warrants offered thereby, the warrant agreement relating to such warrants and the warrant certificates representing such warrants, including the following:

        ~       the title of such warrants;

        ~       the common stock for which such warrants are exercisable;

        ~       the price or prices at which such warrants will be issued;

        ~ if applicable, the number of such warrants issued with each such share of common stock;

        ~ if applicable, the date on and after which such warrants and the related common stock will be separately transferable;

        ~ if applicable, a discussion of any material federal income tax considerations; and

        ~ any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        Warrant certificates will be exchangeable for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Holders of warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of our stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

EXERCISE OF WARRANTS

        Each warrant will entitle the holder to purchase for cash such number of shares of common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.


                              PLAN OF DISTRIBUTION

        General. We may sell the securities through underwriters or dealers, through agents or directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices.

        The applicable prospectus supplement will describe the terms of the offering of the securities, including:

        ~       the name or names of any underwriters, if any;

        ~ the purchase price of the securities and the proceeds we will receive from the sale;

        ~ any underwriting discounts and other items constituting underwriters' compensation;

        ~ any discounts or concessions allowed or reallowed or paid to dealers; and

        ~ any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement, if any, are underwriters of the securities offered with the prospectus supplement.

        Use of Underwriters and Agents. If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. we may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        Sales Directly to Purchasers. We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of our common stock at a fixed price, based on the market price of the common stock or otherwise. Alternatively, such agreements may provide for the sale of common stock over a period of time by means of draw downs at our election which the purchaser would be obligated to accept under specified conditions. Under this form of agreement, we may sell common stock at a per share price which is discounted from the market price. Such agreements may also provide for sales of common stock based on combinations of or variations from these methods.

        Deemed Underwriters. In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        Indemnification and Other Relationships. We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.


                                  LEGAL MATTERS

        Certain legal matters with respect to the securities offered by this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.


                                     EXPERTS

        The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended January 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual and quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at:

        ~ the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and

        ~       the regional offices of the SEC:

                        Midwest Regional Office, Citicorp Center, Suite 1400, 14th Floor 500 West Madison Street, Chicago, Illinois 60661-2511; and

                        Northeast Regional Office, Suite 1300, 13th Floor, 7 World Trade Center, New York, New York 10048.

        You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding registrants that file electronically with it. You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10005.

        The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

        ~ our annual report on Form 10-KSB filed with the Securities and Exchange Commission for the fiscal year ended January 31, 2000.

        ~ our quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended April 30, 2000.

        ~ our current report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2000.

        ~ the description of our common stock contained in our registration statement on Form SB-2 filed with the Securities and Exchange Commission on November 17, 1998.

        ~ all other documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering.

        To the extent that any statement in this prospectus or a prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus or the applicable prospectus supplement, the statement in this prospectus or the applicable prospectus supplement shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus, the applicable prospectus supplement or the registration statement. Statements contained in this prospectus or the applicable prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

        We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

        Fatbrain.com, Inc.
        2550 Walsh Avenue
        Santa Clara, California  95051
        Attention:  Investor Relations,  (408) 845-0100


                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This document and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The section entitled "Risk Factors" that appears in our annual report on Form 10-KSB for the year ended January 31, 2000 and in this prospectus describe some, but not all, of the factors that could cause these differences.

                               [Fatbrain.com Logo]

                               FATBRAIN.COM, INC.

                                  Common Stock
                        Warrants to Purchase Common Stock

                                ----------------

                             PRELIMINARY PROSPECTUS

                                  JULY 12, 2000

                                -----------------


        You should rely only on the information contained in or specifically incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in the jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.